EXHIBIT 99.1


                                                         Contact: Jad Mansour
                                                                  (415) 765-1814


    AIRLEASE LTD. LIMITED PARTNERSHIP UNITS TO MOVE TO THE OTC BULLETIN BOARD

         SAN FRANCISCO, August 26 -- Airlease Ltd., A California Limited Partnership, (NYSE - FLY), said today that it has received notice from the New York Stock Exchange that trading in the Partnership's limited partnership units will be suspended prior to the opening on Monday, September 9, 2002 and that the units will be delisted. The reason for the suspension and delisting is that the Partnership no longer meets the NYSE's continued listing requirement of maintaining an average market capitalization of at least $15,000,000 over a 30-day trading period. The Partnership does not plan to challenge the delisting.

         The Partnership expects that its limited partnership units will commence trading on the OTC Bulletin Board (OTCBB) on Monday, September 9, 2002, the date of suspension from the NYSE. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. Information about the OTCBB can be found at http://www.otcbb.com.

SAFE HARBOR  STATEMENT  UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995:

         The Partnership has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Partnership's business, operations and financial condition. The words or phrases "can be", "may affect", "may depend", "expect", "believe", "anticipate", "intend", "will", "estimate", "project"

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and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and the Partnership cautions you that any forward-looking information provided by or on behalf of the Partnership is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond the Partnership's control, in addition to those discussed in the Partnership's other press releases and public filings, including (i) changes in the aircraft or aircraft leasing market, (ii) economic downturn in the airline industry, (iii) default by lessees under leases causing the Partnership to incur uncontemplated expenses or not to receive rental income as and when expected, (iv) the impact of the events of September 11, 2001 on the aircraft or aircraft leasing market and on the airline industry, (v) changes in interest rates and (vi) legislative or regulatory changes that adversely affect the value of aircraft. All such forward-looking statements are current only as of the date on which such statements were made. The Partnership does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

8/26/2002